PROSPECTUS and                  PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 14 October 2005           Dated 5 January 2006
CUSIP: 24422EPY9                Commission File No.: 333-128071
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $8,270,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.



Principal Amount:                 $350,000,000

Issue Price:                      99.916% plus accrued
                                  interest from January 10,
                                  2006 if settlement occurs
                                  after that date

Date of Issue:                    January 10, 2006

Maturity Date:                    March 16, 2009

Interest Payment Dates:           March and September 16 of
                                  each year commencing
                                  on September 16, 2006 and
                                  ending at Maturity

Interest Rate:                    4.875% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Citigroup Global $ 131,250,000
                                  Markets Inc.
                                 Deutsche Bank    $ 131,250,000
                                  Securities Inc.
                                 Fifth Third      $  29,166,667
                                  Securities, Inc.
                                 HSBC Securities  $  29,166,667
                                  (USA) Inc.
                                 Lazard Capital   $  29,166,666
                                  Markets LLC
                                 Total            $ 350,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.641%


Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Lazard Capital Markets LLC

Citigroup Global Markets Inc. and
Deutsche Bank Securities Inc. are
acting as Joint Book-Running
Managers.